Exhibit 10.1

Form of Extraordinary Efforts and Retention Award Letter and Stock Option Award Agreements

[AWARD LETTER]

Dear [staff member],

Despite the many challenges we faced in 2019 and the first half of 2020, Pareteum wants to recognize your commitment, agility, teamwork and resilience towards building the success of our Clients and our Company.

As we look to the future, we are going to need every ounce of that spirit and “can-do” attitude to tackle the year ahead with renewed ambitions and brighter perspectives. We are counting on you to continue doing your best and to support and inspire your colleagues in delivering world-class communications services to our Clients.

It is in gratitude and recognition for your efforts and contribution to Pareteum over 2019-20, that we are pleased to reward you with a Discretionary Compensation Award, presented by Management and approved by the Compensation Committee of our Board of Directors, as follows:

Concept	Amount	Notes
Cash Compensation	USD $ [amount] gross

[PERSONALIZE BASED ON EMPLOYEE]

OPTION A- Bonuses less than 5k$ will be paid within the next 45 calendar days.

OPTION B- Bonus Payable in four tranches. The first two tranches following Grant, and the other two tranches in subsequent quarters subject to you remaining with the Company.

Stock Options Grant	[amount]	[PERSONALIZE BASED ON EMPLOYEE] 50% will vest on January 31st, 2021, and the remaining 50% will vest monthly over 24 months after that, subject to the terms and conditions of the attached Stock Option Award Agreement.

We trust that this incentive, awarded and approved under challenging circumstances, will stimulate your eagerness to continue with even increased passion, interest and strength - which are a crucial piece of our mutual success.

Please see attached the details regarding the terms and conditions of these awards, and feel free to contact your Line Manager or [NAME] at HR ([EMAIL ADDRESS]) for any questions you may have.

THANK YOU on behalf of Pareteum’s Management and Board of Directors,

[STOCK OPTION AWARD AGREEMENTS]